EXHIBIT 24

                              CONFIRMING STATEMENT
                              --------------------

        This Statement confirms that the undersigned, Judy Salem, individually, and on behalf of The Estate of Robert Salem (the "Estate ), has authorized and designated David Wayne Winters, Esq. to execute and file on the behalf of each of the undersigned (individually, and as Executrix of the Estate) all Forms 3, 4 and 5 (including any amendments thereto) that either of the undersigned maybe required to file with the U.S. Securities and Exchange Commission as a result of Ms. Salem s or the Estate s beneficial ownership of or transactions in securities of Home Diagnostics, Inc. The authority of David Wayne Winters, Esq. under this Statement shall continue for so long as either of the undersigned is required to file Forms 3, 4 and 5 with regard to either of the undersigned s ownership of or transactions in securities of Home Diagnostics, Inc., unless earlier revoked in writing. Each of the undersigned acknowledges that David Wayne Winters is not assuming any of the responsibilities of either of the undersigned to comply with Section 16 of the Securities Exchange Act of 1934.


Dated: September 16, 2006                       /s/ JUDY SALEM
                                                ---------------------------
                                                Judy Salem


                                                THE ESTATE OF ROBERT SALEM


                                            By: /s/ JUDY SALEM
                                                ---------------------------
                                                      Judy Salem
                                                      Executrix